                                                                    Exhibit 10.1



                                 FIRST AMENDMENT

          FIRST AMENDMENT (this "Amendment"), dated as of June 30, 2005, to that certain Loan and Security Agreement, dated as of May 13, 2005 (as it may be amended, modified or supplemented from time to time, the "Loan Agreement"), among Atari, Inc., a Delaware corporation ("Borrower") and HSBC Business Credit
(USA) Inc., a Delaware corporation ("Lender").

                                   WITNESSETH:

          WHEREAS, Borrower has requested that Lender (i) waive Borrower's non-compliance with Sections 6.8(a), 6.8(b) and 6.8(c) of the Loan Agreement in respect of the period ended June 30, 2005, (ii) amend such Sections, Sections 1.2, 2.1 and Article X of the Loan Agreement, and (iii) consent to certain transactions between Borrower and its affiliates, and Lender is willing to do so on the terms and conditions hereafter set forth.

          NOW, THEREFORE, the parties hereto hereby agree as follows:

          1. Defined Terms.

          All capitalized terms not otherwise defined herein shall have the meanings given to them in the Loan Agreement.

          2. Amendments to the Loan Agreement.

          (a) From and after the date this Amendment becomes effective in accordance with Section 5 below, the definition of "Change of Control" in
Section 1.2 of the Loan Agreement is and shall be amended and restated in its entirety to read as follows:

          "Change of Control" shall mean the occurrence of any event or events that results in (a) the acquisition, directly or indirectly, by any person or group (within the meaning of Section 13(d)(3) of the Exchange Act), other than Parent, of beneficial ownership of more than 50% of the aggregate outstanding voting power of the capital stock of Borrower; (b) during any period of up to 12 consecutive months, individuals who at the beginning of such 12 month period were directors of Borrower ceasing for any reasons to constitute a majority of the Board of Directors of Borrower; or (c) a vacancy in the position of Chief Financial Officer of the Borrower which has not been filled within a thirty day period by a replacement acceptable to Lender in its reasonable discretion.

          (b) From and after the date this Amendment becomes effective in accordance with Section 5 below, the definition of "Consolidated EBITDA" in
Section 1.2 of the Loan Agreement is and shall be amended and restated in its entirety to read as follows:

          "Consolidated EBITDA" shall mean, for Borrower and its consolidated Subsidiaries, on a consolidated basis, for any period (without duplication), the Consolidated Net Income (Net Loss) of Borrower and its consolidated Subsidiaries for such period, plus the sum, without duplication, of (a) Consolidated Interest Expense,
          (b) depreciation and amortization expenses or charges, (c) income taxes to any government or governmental instrumentality expensed on Borrower's or any of its consolidated Subsidiaries' books (whether paid or accrued), (d) non-cash, non-recurring charges or losses, if any, (e) discontinued operation costs relating to the operations of Humongous Entertainment for such period (regardless of how such costs are classified on the income statement of Borrower, provided such costs are calculated in accordance with GAAP), and (f) restructuring charges shown as such on the financial statements delivered pursuant to Sections 9.5, 9.6 and 9.7, if any, minus the sum of (i) non-cash, non-recurring gains, and (ii) interest income.

          (c) From and after the date this Amendment becomes effective in accordance with Section 5 below, Section 2.1(a)(ii) of the Loan Agreement is and shall be amended and restated in its entirety to read as follows:

          "(ii) during the period from August 1, 2005 to and including October 31, 2005 up to the lesser of (A) 60%, subject to the provisions of
          Section 2.1(b), of the aggregate cost, calculated on a standard cost basis, of Eligible Inventory at such time (the "Inventory Advance Rate" and together with the Receivables Advance Rate, the "Advance Rates"), and (B) (1) for the period from August 1, 2005 to and including August 31, 2005, $7,000,000, (2) for the period from September 1, 2005 to and including September 30, 2005, $8,000,000 and
          (3) for the period from October 1, 2005 to and including October 31, 2005, $5,000,000, in each case minus"

          (d) From and after the date this Amendment becomes effective in accordance with Section 5 below, Sections 6.8(a), 6.8(b) and 6.8(c) of the Loan Agreement are and shall be amended and restated in their entirety to read as follows:

               (a) EBITDA. Maintain Consolidated EBITDA for the twelve-month periods ending on the dates set forth below of not less than the amounts set forth below opposite such dates:

  Twelve-Month
Period Ending On   Minimum EBITDA
----------------   --------------
     6/30/05        $(15,500,000)
     9/30/05        $(32,000,000)
    12/31/05        $(13,500,000)
     3/31/06        $ 13,000,000

               (b) Tangible Net Worth. Maintain Tangible Net Worth at all times during each period set forth below of not less than the amounts set forth below opposite such periods:


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

Fiscal Quarter        Minimum
  Ending On      Tangible Net Worth
--------------   ------------------
    6/30/05         $19,700,000
    9/30/05         $ 2,000,000
   12/31/05         $36,000,000
    3/31/06         $59,000,000

               (c) Working Capital. Maintain Working Capital at all times during each period set forth below of not less than the amounts set forth below opposite such periods:

Fiscal Quarter       Minimum
  Ending On      Working Capital
--------------   ---------------
    6/30/05       $(10,500,000)
    9/30/05       $(31,000,000)
   12/31/05       $ (9,500,000)
    3/31/06       $ 16,500,000

          (e) From and after the date this Amendment becomes effective in accordance with Section 5 below, the following Sections 10.17 and 10.18 shall be inserted at the end of Article X of the Loan Agreement:

          "10.17 Parent, through a subsidiary, shall not have consummated on or about August 31, 2005 the purchase from Borrower of the assets relating to the operation of Borrower's Humongous Entertainment studio for $7,000,000 in cash and the assumption of certain licensing obligations which otherwise would have remained the responsibility and liability of Borrower (for purposes of this Section 10.17, "on or about" shall mean within a period of three Business Days from August 31, 2005);

          10.18 On or before September 15, 2005, (i) Parent shall not have made a capital contribution to Borrower in the amount of at least $12,000,000,
     (ii) Parent or a subsidiary shall not have purchased for cash intellectual property assets of Borrower for an amount of at least $12,000,000 in one or more transactions acceptable to Lender in its sole reasonable discretion, or (iii) transactions (excluding inter-company debt arrangements), acceptable to Lender in its sole reasonable discretion, shall not have been effected pursuant to which Borrower has received $12,000,000 from Parent or a subsidiary.


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

          3. Waiver. Lender hereby waives, as of June 30, 2005, Borrower's non-compliance with Sections 6.8(a), 6.8(b) and 6.8(c) of the Loan Agreement (prior to giving effect to this Amendment) solely in respect of the period ended June 30, 2005, and the Events of Default that would otherwise result or have resulted solely from a violation of such Sections by reason of such non-compliance. Additionally, if on or prior to September 30, 2005 there are changes to the GAAP accounting rules which would require Borrower to allocate a value to the goodwill of Humongous Entertainment studio in connection with the Humongous Sale (as such term is defined in Schedule A to this Amendment) which is greater than the value to be allocated under the current accounting rules, and solely as a result thereof Borrower fails to comply with Section 6.8(b) of the Loan Agreement for the period ended September 30, 2005, Lender hereby waives Borrower's non-compliance with Section 6.8(b) of the Loan Agreement solely in respect of the period ended September 30, 2005, and the Events of Default that would otherwise result or have resulted solely from a violation of such Section by reason of such non-compliance.

          4. Consent. Lender hereby (i) consents to the transactions between Borrower and certain of its affiliates that are set forth on Schedule A hereto (the "Affiliate Transactions") and (ii) waives non-compliance with any section of the Loan Agreement as a result of the completion of the Affiliate Transactions and the Events of Default that would otherwise result or have resulted solely from a violation of any sections of the Loan Agreement by reason of such non-compliance. Lender consents to Borrower filing UCC-3 termination statements simultaneous with the closing of the Humongous Sale with respect to the assets of Borrower sold pursuant to the Humongous Sale. Lender further agrees that it shall deliver to Borrower, promptly upon demand, such Lien releases and other documents as Borrower shall reasonably request to enable Borrower to dispose of free of Lender's Lien the assets of Borrower that are being sold pursuant to the Humongous Sale.

          5. Conditions to Effectiveness. This Amendment shall become effective as of June 30, 2005 when all of the following conditions are satisfied: (i) Borrower shall have executed and delivered to Lender this Amendment, (ii) Lender shall have executed the same, and (iii) Borrower shall have paid to Lender a non-refundable amendment fee in the amount of $150,000.

          6. General.

          (a) Representations and Warranties. To induce Lender to enter into this Amendment, Borrower hereby represents and warrants to Lender that as of the date hereof:

               (i) Borrower has the requisite corporate power and authority, and the legal right, to make, deliver and perform this Amendment and has taken all necessary corporate action to authorize the execution, delivery and performance of this Amendment.

               (ii) This Amendment constitutes the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors' rights generally.

               (iii) Each of the representations and warranties made by Borrower in or pursuant to the Loan Agreement or the Other Documents is true and correct in all material


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

     respects on and as of the date hereof as if made on and as of the date hereof (or, if such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date), subject to previously provided Disclosure Schedules and disclosures contained in the Borrower's filings with the Securities and Exchange Commission which have been provided to Lender pursuant to Section 9.8 of the Loan Agreement.

               (iv) After giving effect to this Amendment, no Default or Event of Default has occurred and is continuing.

          (b) Payment of Expenses. Borrower agrees to pay or reimburse Lender for all out-of-pocket costs and expenses incurred in connection with this Amendment, any other documents prepared in connection herewith and the transactions contemplated hereby, including, without limitation, the fees and disbursements of counsel to Lender.

          (c) No Other Amendments; Confirmation. Except as expressly amended, modified and supplemented hereby, the provisions of the Loan Agreement and the Other Documents are and shall remain in full force and effect. This Amendment shall not constitute a waiver of or amendment to any other provision of the Loan Agreement or Other Document not expressly referred to herein and shall not be construed as a waiver or consent to any further or future action on the part of Borrower that would require a waiver or consent of the Lender.

          (d) Governing Law; Counterparts. This Amendment and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of New York. This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts (including by facsimile transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.


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

     IN WITNESS WHEREOF, the parties hereto caused this Amendment to be duly executed and delivered by their respective proper and duly authorized officers as of the day and year first above written.

                                        HSBC BUSINESS CREDIT (USA) INC.


                                        By: /s/ Adam Moskowitz
                                            ------------------------------------
                                        Name: Adam Moskowitz
                                              ----------------------------------
                                        Title: First Vice President
                                               ---------------------------------


                                        ATARI, INC.


                                        By:  /s/ Diane P. Baker
                                            ------------------------------------
                                        Name: Diane P. Baker
                                              ----------------------------------
                                        Title:  EVP & CFO
                                               ---------------------------------


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

                                   SCHEDULE A

                             Affiliate Transactions

1. Parent, through its internal studios, Eden Studios, Melbourne House and Paradigm, shall provide research and development services in the months of July, August and September in respect of Borrower's products Test Drive Unlimited and Stuntman II in exchange for Borrower's common stock. The value of such services has been estimated by the parties to be approximately $4,500,000.

2. Parent, through a subsidiary, shall purchase the assets relating to the operation of Borrower's Humongous Entertainment studio for $7,000,000 in cash, plus the assumption of certain licensing obligations which otherwise would have remained the responsibility and liability of Borrower (the "Humongous Sale") and to the extent Borrower is not released therefrom by such licensors, any continuing liability of Borrower with respect to such licensing obligations shall not materially diminish the $7,000,000 purchase price. Further, Borrower and Parent have agreed in principle that, after such acquisition, Borrower shall retain exclusive distribution rights for the related product throughout North America and Mexico, for which Borrower shall be entitled to retain a distribution fee of between 15% and 20% of the revenue derived from the distribution of such products. The closing of the sale, and Borrower's receipt of the $7,000,000 cash purchase price, shall occur on or about August 31, 2005. For purposes of this paragraph "on or about" shall mean within a period of three Business Days from August 31, 2005.

3. In full and final settlement for all payments, liabilities and obligations that Atari UK and Parent may have paid or incurred for or on behalf of GT Interactive UK, a non-operating subsidiary of Borrower, Atari UK will accept Borrower common stock with a total market value of L892,575 GBP, plus any applicable interest.


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